Exhibit 99.1

MISONIX REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS

FARMINGDALE, N.Y., September 3, 2020 — Misonix, Inc. (Nasdaq: MSON) (“Misonix” or the “Company”), a provider of minimally invasive therapeutic ultrasonic medical devices and regenerative products that enhance clinical outcomes, today reported unaudited financial results for the fiscal 2020 fourth quarter and full fiscal year ended June 30, 2020 as summarized below:

	Three Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenue	$13,713,231	$9,754,284	$62,483,651	$38,848,491
Gross profit	$9,432,383	$6,786,138	$43,709,483	$27,280,152
Gross profit percentage	68.8%	69.6%	70.0%	70.2%
Pretax loss	$(8,495,994)	$(2,317,250)	$(21,916,952)	$(7,358,250)
Income tax expense (benefit)	$41,422	$28,547	$(4,498,578)	$28,547
Net loss	$(8,537,416)	$(2,345,797)	$(17,418,374)	$(7,386,797)

EBITDA (1)	$(6,415,808)	$(1,833,685)	$(15,770,303)	$(5,694,479)
Adjusted EBITDA (1)	$(3,411,151)	$228,112	$(8,820,323)	$132,783

	June 30,	June 30,
	2020	2019

Cash and cash equivalents	$37,978,809	$7,842,403
Current and Long Term Debt	$43,695,249	$-

(1)	Definitions and disclosures regarding non-GAAP financial information including reconciliations are included at the end of this press release.

On September 27, 2019, Misonix acquired privately held Solsys Medical, LLC (“Solsys”). The actual results presented for the three months ended June 30, 2020 reflect the Company’s legacy Misonix operations as well as revenue and expenses from the acquired Solsys operations. The comparable three-month period ended June 30, 2019 reflects Misonix’s operations only. The actual results presented herein for the twelve months ended June 30, 2020 reflect the Company’s legacy Misonix operations as well as three months and four days of revenue and expenses from the acquired Solsys operations. The comparable twelve-months period ended June 30, 2019 reflects Misonix’s operations only.

Fourth Quarter and Full Year 2020 Highlights:

●	The onset of novel coronavirus disease (“COVID-19”) materially impacted the industry and Misonix’s business in the third and fourth quarters of fiscal 2020 as hospitals were required to postpone elective procedures in order to treat patients effected by the COVID-19 pandemic.

●	On July 10, 2020, the Company pre-announced its fourth quarter 2020 revenue results for the three-month period ended June 30, 2020.

●	Fourth quarter fiscal 2020 revenue increased 40.6% to $13.7 million, compared to $9.8 million in the fourth quarter of fiscal 2019. On a pro forma basis, assuming Misonix had acquired Solsys for the full fourth quarter of fiscal 2019, total revenue for fiscal fourth quarter 2020 decreased 21.6%, including pro forma:

●	Domestic revenue decline of 13.6%
●	International revenue decline of 52.6%

●	Full fiscal 2020 revenue increased 60.8% to $62.5 million, compared to $38.8 million in full year fiscal 2019. On a pro forma basis, assuming Misonix had acquired Solsys for the full year fiscal 2019, total revenue for full year 2020 increased 8.6%, including pro forma:

●	Domestic revenue growth of 15.3%
●	International revenue decline of 12.2%.

●	Gross profit percentage on sales for the fiscal fourth quarter was 68.8%, compared with 69.6% in the prior fiscal year comparable quarter, while full year fiscal 2020 gross margin was 70.0%, compared to 70.2% for the prior full year period.

●	Operating expenses increased $7.8 million during the fiscal fourth quarter of 2020 as compared with the fiscal fourth quarter of 2019 and increased by $28.4 million for the full fiscal year 2020, compared to the prior full year period, resulting from the acquisition of Solsys Medical.

●	For the fourth quarter of fiscal 2020, operating expenses declined $0.9 million, or 5.3% from the third quarter of fiscal 2020 as a result of the Company’s cost reduction efforts.

●	Net loss for the fiscal fourth quarter of 2020 was $8.5 million, or a loss of $0.50 per diluted share, compared to a net loss of $2.3 million, or a loss of $0.25 per share, in the prior year comparable period. On a full year basis, net loss was $17.4 million for fiscal 2020, or a loss of $1.19 per diluted share, compared to a net loss of $7.4 million, or a loss of $0.79 per diluted share for fiscal 2019.

●	In January 2020, Misonix completed an underwritten public offering yielding net proceeds to the Company of $32.5 million, through the issuance of 1,868,750 shares of common stock at $18.50 per share.

Stavros Vizirgianakis, President and Chief Executive Officer of Misonix stated, “Misonix’s 2020 fiscal fourth quarter and full year financial performance is consistent with the preliminary results we announced in early July and reflects an improvement in domestic procedural volumes during May and June and continued strong sales for our next generation Nexus platform. While the COVID-19 pandemic impacted the global healthcare industry during the second half of our fiscal year, our solid execution combined with contributions from the September 2019 acquisition of Solsys Medical enabled us to achieve year-over-year revenue growth of 40.6% in the fourth quarter and 60.8% for the full fiscal year 2020, while maintaining healthy gross margins.

“To address the ongoing economic impact of COVID-19 across both our domestic and international markets, we continued to optimize cash preservation in order to maintain the maximum financial flexibility. In this regard, during the three-month period, we meaningfully reduced operating expenses and corporate overhead on a quarterly sequential basis in order to prioritize initiatives focused on revenue generation as we return to normalized operations, including inventory and procurement management, sales force training and development, and new product investments.

“As certain effects of the pandemic on our industry subsided, we saw a pattern of month over month improvement in our sales data from May to June, and an encouraging trend into July. Although the effects of the COVID-19 pandemic on our industry remain uncertain, we are encouraged by early signs of stabilization across our geographic footprint, in particular on the domestic front. At present, we remain focused on driving increased sales productivity and broadening the market penetration of the combined company’s wound and surgical products in operating rooms and hospital outpatient facilities across our markets.

“We believe the safety, efficacy and value that our leading ultrasonic surgical and wound products offer hospitals and outpatient centers, combined with the actions we have taken over the last year to drive efficiencies across our business, position Misonix to leverage the many opportunities to support our goals for growth and enhancement of long-term shareholder value. Looking ahead, we remain confident that our strategic go-to-market initiatives and the active management of our cost structure and balance sheet will enable us to overcome the near-term challenges and address pent-up and new patient demand. I want to thank our employees for their resilience, dedication, and exceptional work as they have gone above and beyond to serve healthcare practitioners and patients under the most challenging of circumstances over the past several months.”

Sales Performance Supplemental Data (unaudited)

	For the three months ended					For the years ended
	June 30,		Net change			June 30,		Net change
	2020	2019	$	%		2020	2019	$	%
Total					Total
Surgical	$5,486,045	$8,376,277	$(2,890,232)	-34.5%	Surgical	$34,457,631	$33,415,333	$1,042,298	3.1%
Wound	8,227,186	1,378,007	6,849,179	497.0%	Wound	28,026,020	5,433,158	22,592,862	415.8%
Total	$13,713,231	$9,754,284	$3,958,947	40.6%	Total	$62,483,651	$38,848,491	$23,635,160	60.8%

Domestic:					Domestic:
Surgical	$3,785,450	$4,816,826	$(1,031,376)	-21.4%	Surgical	$20,874,419	$18,048,956	$2,825,463	15.7%
Wound	8,185,465	1,261,226	6,924,239	549.0%	Wound	27,678,534	4,926,752	22,751,782	461.8%
Total	$11,970,915	$6,078,052	$5,892,863	97.0%	Total	$48,552,953	$22,975,708	$25,577,245	111.3%

International:					International:
Surgical	$1,700,595	$3,559,451	$(1,858,856)	-52.2%	Surgical	$13,583,212	$15,366,377	$(1,783,165)	-11.6%
Wound	41,721	116,781	(75,060)	-64.3%	Wound	347,486	506,406	(158,920)	-31.4%
Total	$1,742,316	$3,676,232	$(1,933,916)	-52.6%	Total	$13,930,698	$15,872,783	$(1,942,085)	-12.2%

Joe Dwyer, Chief Financial Officer, added, “While we are pleased with our ability to generate fiscal fourth quarter and full year 2020 product revenue growth as a result of the Solsys acquisition, our top-line results were not able to fully offset the overall impact of COVID-19 on our business during the three- and twelve-month period ended June 30. As a result, Misonix reported a net loss for the fiscal 2020 fourth quarter and full year of $8.5 million and $17.4 million, respectively.

“Total fiscal fourth quarter operating expenses increased $7.8 million to $17.0 million, reflecting a full quarter of incremental expenses related to the September 2019 acquisition of Solsys Medical as well as an increase in bad debt reserve for our Chinese distributor due to the impact of COVID-19. On a quarterly sequential basis, our various expense reduction initiatives resulted in fourth quarter operating expense savings of approximately $0.9 million or 5.3%.

“At the onset of the pandemic, Misonix took immediate actions to adapt our business to operate in the current environment and to preserve liquidity in order to position the Company best for long-term success as we return to normalized operations. As a result, we ended fiscal 2020 with $38.0 million of cash on hand, an expanded revolving credit facility and a current leverage ratio of 3.7 times. In addition, we have taken proactive steps to become a leaner and more efficient organization, with the goal of growing our leadership position across our addressable markets.

“As we enter fiscal 2021, we believe that we are well prepared to meet demand arising from an expected recovery from the effects of COVID-19 and we remain encouraged by the long-term growth trajectory of our products across our surgical and wound divisions. As conditions continue to evolve, the precise depth and duration of COVID-19’s impact on our operations remains uncertain and as a result Misonix is not providing fiscal year 2021 financial guidance at this time.”

Fiscal Fourth Quarter 2020 Conference Call

Misonix will host a conference call and webcast today, Thursday, September 3, 2020, at 4:30 p.m. ET to discuss its financial results and operations and host a question and answer session. The dial in number for the audio conference call is 800-437-2398 (domestic) or 323-289-6576 (international), conference ID 8353775. Participants may also listen to a live webcast of the call at the Company’s website through the “Events and Presentations” section under “Investor Relations” at www.misonix.com. Following its completion, a replay of the webcast will be available for 30 days on the Company’s website, www.misonix.com.

About Misonix, Inc.

Misonix, Inc. (Nasdaq: MSON) designs, manufactures and markets minimally invasive ultrasonic medical devices used for precise bone sculpting, removal of soft and hard tumors and tissue debridement, primarily in the areas of neurosurgery, orthopedic surgery, plastic surgery, wound care and maxillo-facial surgery. The Company combined its SonicOne wound debridement application with its recently acquired TheraSkin product, a leading cellular skin substitute indicated for all wound treatments. The Company’s sales force operates as two divisions, Surgical (Neuro and Spine Applications) and Wound. At Misonix, Better Matters to us. That is why throughout the Company’s history, Misonix has maintained its commitment to medical technology innovation and the development of products that radically improve patient outcomes. Additional information is available on the Company’s web site at www.misonix.com.

Safe Harbor Statement

With the exception of historical information contained in this press release, content herein may contain “forward looking statements” that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Investors are cautioned that forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include general economic conditions, the impact of COVID-19, or other pandemics, and the impact of related governmental, individual and business responses. This includes our ability to obtain or forecast accurate surgical procedure volume in the midst of the COVID-19 pandemic; the risk that the COVID-19 pandemic could lead to further material delays and cancellations of, or reduced demand for, surgical procedures; curtailed or delayed capital spending by hospitals and surgical centers; potential closures of our facilities; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus disrupts local economies and causes economies in our key markets to enter prolonged recessions; the ability of our staff to travel to work; our ability to maintain adequate inventories and delivery capabilities; the impact on our customers and supply chain, and the impact on demand in general. These forward-looking statements are also subject to uncertainties and change resulting from delays and risks associated with the performance of contracts; risks associated with international sales and currency fluctuations; uncertainties as a result of research and development; acceptable results from clinical studies, including publication of results and patient/procedure data with varying levels of statistical relevancy; risks involved in introducing and marketing new products; potential acquisitions; consumer and industry acceptance; litigation and/or court proceedings, including the timing and monetary requirements of such activities; the timing of finding strategic partners and implementing such relationships; regulatory risks including clearance of pending and/or contemplated 510(k) filings; our ability to achieve and maintain profitability in our business lines; access to capital; and other factors described from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2020, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. The Company disclaims any obligation to update its forward-looking statements.

Contact:
Joe Dwyer	Norberto Aja, Jennifer Neuman
Chief Financial Officer	JCIR
Misonix, Inc.	212-835-8500 or mson@jcir.com

631-694-9555

Misonix, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	For the three months ended		For the years ended
	June 30,		June 30,
	2020	2019	2020	2019

Revenue	$13,713,231	$9,754,284	$62,483,651	$38,848,491
Cost of revenue	4,280,848	2,968,146	18,774,168	11,568,339
Gross profit	9,432,383	6,786,138	43,709,483	27,280,152

Operating expenses:
Selling expenses	11,621,461	4,393,479	40,232,551	18,343,837
General and administrative expenses	4,133,578	3,835,131	17,954,567	11,878,209
Research and development expenses	1,214,246	897,501	4,915,943	4,467,969
Total operating expenses	16,969,285	9,126,111	63,103,061	34,690,015
Loss from operations	(7,536,902)	(2,339,973)	(19,393,578)	(7,409,863)

Other income (expense):
Interest income	28,830	30,148	90,785	89,856
Interest expense	(995,630)	-	(2,620,290)	-
Other	7,708	(7,425)	6,131	(38,243)
Total other income (expense)	(959,092)	22,723	(2,523,374)	51,613

Loss from operations before income taxes	(8,495,994)	(2,317,250)	(21,916,952)	(7,358,250)

Income tax benefit (expense)	(41,422)	(28,547)	4,498,578	(28,547)

Net loss	$(8,537,416)	$(2,345,797)	$(17,418,374)	$(7,386,797)

Net loss per share:
Basic	$(0.50)	$(0.25)	$(1.19)	$(0.79)
Diluted	$(0.50)	$(0.25)	$(1.19)	$(0.79)

Weighted average shares - Basic	17,177,791	9,428,938	14,670,663	9,333,117
Weighted average shares - Diluted	17,177,791	9,428,938	14,670,663	9,333,117

Misonix, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	June 30,	June 30,
	2020	2019

Assets
Current assets:
Cash and cash equivalents	$37,978,809	$7,842,403
Accounts receivable, less allowance for doubtful accounts of $2,573,968 and $100,000, respectively	11,064,768	5,360,454
Inventories, net	14,010,684	7,353,562
Prepaid expenses and other current assets	1,668,244	835,044
Total current assets	64,722,505	21,391,463

Property, plant and equipment, net of accumulated amortization and depreciation of $12,715,917 and $10,545,810, respectively	7,304,258	4,198,721
Patents, net of accumulated amortization of $1,341,976 and $1,204,589, respectively	784,318	779,100
Goodwill	108,310,350	1,701,094
Contract assets	-	960,000
Intangible assets	21,281,136	-
Lease right-of-use assets	1,098,830	-
Other assets	322,310	920,921
Total assets	$203,823,707	$29,951,299

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,273,568	$5,357,736
Accrued expenses and other current liabilities	7,515,751	2,488,514
Current portion of lease liabilities	414,058	-
Current portion of notes payable	5,099,744	-
Total current liabilities	17,303,121	7,846,250

Non-current liabilities:
Notes payable	38,595,505	-
Lease liabilities	723,553	-
Deferred tax liailities	33,293	-
Other non-current liabilities	516,665	401,000
Total liabilities	57,172,137	8,247,250

Commitments and contingencies

Shareholders’ equity
Common stock, $.0001 and $.01 par value-shares authorized 40,000,000; 17,369,435 and 9,646,728 shares issued and outstanding in each period	1,737	96,468
Additional paid-in capital	185,961,104	43,500,478
Accumulated deficit	(39,311,271)	(21,892,897)
Total shareholders’ equity	146,651,570	21,704,049

Total liabilities and shareholders’ equity	$203,823,707	$29,951,299

Use of Non-GAAP Financial Measures

The Company has presented the following non-GAAP financial measures in this press release: Pro-forma revenue, EBITDA and Adjusted EBITDA. The Company has presented pro forma revenue in this press release, which is a non-GAAP financial measurement. The Company acquired the operations of Solsys Medical at the end of its first quarter ended September 30, 2019. The Company has presented pro forma revenue to show revenue on a comparable basis as if Solsys had been acquired at the beginning of the comparative periods presented. The Company defines EBITDA as the net income (loss) as reported under GAAP, plus depreciation and amortization expense, interest expense and income tax expense (benefit). The Company defines Adjusted EBITDA as EBITDA plus non-cash stock compensation expense, M&A transaction fees, bad debt expense and engineering costs associated with its development of Nexus, its next generation platform, which we do not expect to recur as the project was completed in the second half of fiscal 2019.

We present these non-GAAP measures because we believe these measures are useful indicators of our operating performance. Our management uses these non-GAAP measures principally as a measure of our operating performance and believes that these measures are useful to investors because they are frequently used by analysts, investors and other interested parties to evaluate the operating performance of companies in our industry. We also believe that these measures are useful to our management and investors as a measure of comparative operating performance from period to period.

Misonix, Inc. and Subsidiaries

Reconciliation of GAAP Results to Non-GAAP Measures

(unaudited)

	Three Months Ended
	June 30,		Net Increase
	2020	2019	$	%

Revenue as reported	$13,713,231	$9,754,284	$3,958,947	40.6%
Solsys revenue	-	7,739,052

Pro forma revenue	$13,713,231	$17,493,336	$(3,780,105)	-21.6%

	Year Ended
	June 30,		Net Increase
	2020	2019	$	%

Revenue as reported	$62,483,651	$38,848,491	$23,635,160	60.8%
Solsys revenue	8,381,196	26,381,491

Pro forma revenue	$70,864,847	$65,229,982	$5,634,865	8.6%

	Three Months Ended		Year Ended
	June 30,		June 30,
	2020	2019	2020	2019

EBITDA:
Net loss	$(8,537,416)	$(2,345,797)	$(17,418,374)	$(7,386,797)
Income tax expense (benefit)	41,422	28,547	(4,498,578)	28,547
Depreciation and amortization	1,084,556	483,565	3,526,359	1,663,771
Interest expense	995,630	-	2,620,290	-
EBITDA	(6,415,808)	(1,833,685)	(15,770,303)	(5,694,479)

Non-cash stock compensation	530,689	446,965	1,762,628	2,336,139
M&A transaction fees	-	1,298,459	1,753,384	1,396,459
Bad debt expense	2,473,968	-	3,433,968	-
Nexus next generation engineering	-	316,373	-	2,094,664
Adjusted EBITDA	$(3,411,151)	$228,112	$(8,820,323)	$132,783